Exhibit 10.6

ZEP INC.

SUPPLEMENTAL DEFERRED SAVINGS PLAN

(Effective as of October 31, 2007)

ZEP INC.

SUPPLEMENTAL DEFERRED SAVINGS PLAN

TABLE OF CONTENTS

ARTICLE I INTRODUCTION AND ESTABLISHMENT		1

ARTICLE II DEFINITIONS		2

2.1	“Account”	2
2.2	“Acuity Shares”	2
2.3	“Annual Valuation Date”	2
2.4	“Beneficiary”	2
2.5	“Business Unit”	2
2.6	“Change in Capitalization”	2
2.7	“Change in Control”	2
2.8	“Code”	3
2.9	“Company”	3
2.10	“Compensation”	3
2.11	“Deferral Subaccount”	4
2.12	“Deferred Restricted Stock Subaccount”	4
2.13	“Effective Date”	4
2.14	“Election Form”	4
2.15	“Employer”	4
2.16	“ERISA”	4
2.17	“Executive”	4
2.18	“Fair Market Value”	4
2.19	“Financial Hardship”	4
2.20	“Fiscal Year”	5
2.21	“In-Service Account”	5
2.22	“Matching Subaccount”	5
2.23	“Participant”	5
2.24	“Performance-Based Plan”	5
2.25	“Plan”	5
2.26	“Plan Administrator”	5
2.27	“Plan Year”	5
2.28	“Pre-Section 409A Account”	5
2.29	“Prime Rate”	5
2.30	“Prior Plans”	5
2.31	“Prior Plan Transfer Account”	5
2.32	“Retirement”	6
2.33	“Retirement Account”	6
2.34	“Section 409A”	6
2.35	“Section 409A Account”	6
2.36	“Shares”	6
2.37	“Subsidiary”	6
2.38	“Supplemental Subaccount”	6
2.39	“Termination for Cause”	6
2.40	“Termination of Service”	6

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2.41	“Total and Permanent Disability”	6
2.42	“Valuation Date”	7
2.43	“Year of Service”	7

ARTICLE III PARTICIPATION; DEFERRAL ELECTION		8

3.1	Eligibility to Participate.	8
3.2	Deferral Election.	8
3.3	Deferral Subaccount.	9
3.4	Deferred Restricted Stock Subaccount.	9

ARTICLE IV EMPLOYER CONTRIBUTION CREDITS; VESTING		11

4.1	Employer Contribution Credits.	11
4.2	Prior Plan Transfer Accounts	12
4.3	Vesting of a Participant’s Account.	12
4.4	Shares Subject to the Plan.	13

ARTICLE V PAYMENT OF ACCOUNTS		14

5.1	Timing and Form of Payment of Section 409A Account.	14
5.2	Timing and Form of Payment of Pre-Section 409A Account.	17

ARTICLE VI PLAN ADMINISTRATOR		20

6.1	Plan Administrator.	20
6.2	Right and Duties.	20
6.3	Compensation, Indemnity and Liability.	20
6.4	Taxes.	21

ARTICLE VII CLAIMS PROCEDURE		22

7.1	Claims for Benefits.	22
7.2	Appeals.	22

ARTICLE VIII AMENDMENT AND TERMINATION; CHANGE IN CONTROL		23

8.1	Amendments.	23
8.2	Termination of Plan.	23
8.3	Change In Control Provisions.	23

ARTICLE IX MISCELLANEOUS		25

9.1	Limitation on Participant’s Rights.	25
9.2	Benefits Unfunded.	25
9.3	Other Plans.	25
9.4	Receipt or Release.	25
9.5	Governing Law.	25
9.6	Gender, Tense, and Headings.	25
9.7	Successors and Assigns; Nonalienation of Benefits.	26
9.8	Combination With Other Plan.	26

APPENDIX A PENSION PLAN MAKE-UP CONTRIBUTION CREDIT

APPENDIX B SERP CONTRIBUTION CREDIT

APPENDIX C SUPPLEMENTAL CONTRIBUTION CREDIT

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ARTICLE I

INTRODUCTION AND ESTABLISHMENT

Zep Inc. (the “Company”) hereby establishes the Zep Inc. Supplemental Deferred Savings Plan (the “Plan”) for the benefit of eligible management and highly compensated employees of the Company and its Subsidiaries and Business Units. The Plan is designed to assist and encourage eligible employees to accumulate capital and to supplement their retirement income and to align their interests more closely with those of stockholders. The Plan provides for elective deferrals of an employee’s compensation, Company matching contributions and supplemental Company contributions.

The effective date of the Plan is October 31, 2007 (“Effective Date”). The Plan is being established in connection with the spin-off (the “Spin-off”) of the Company from Acuity Brands, Inc. (“Acuity Brands”), which became effective October 31, 2007. Pursuant to an Employee Benefits Agreement, dated as of October 31, 2007, between the Company and Acuity Brands, the amounts credited to the Accounts (including all subaccounts) of certain employees and former employees of Acuity Brands and its subsidiaries who were participants in the Acuity Brands, Inc. Supplemental Deferred Savings Plan and the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan (together, the “Prior Plans”) as of the Effective Date, and who became or remained employees of the Company or its Subsidiaries as of the Effective Date (including former employees of the Company and its Subsidiaries and employees of the corporate office of Acuity Brands who become employees of the Company) shall be transferred to the Plan. As provided for herein, the elections made, and rights existing, under the Prior Plans prior to the Effective Date, including elections regarding deferral amounts, timing and manner of payment of benefits, and designation of Beneficiaries, shall be carried over and apply for purposes of the Plan after the Effective Date (subject to any change of election rights under the Plan).

ARTICLE II

DEFINITIONS

When used in this Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.1 “Account” means the records maintained by the Plan Administrator to determine the Participant’s deferrals and any Company contribution credits on the Participant’s behalf under this Plan, including amounts transferred from the Prior Plans. Such Account may be reflected as an entry in the Company’s (or Employer’s) records, or as a separate account under a trust, or as a combination of both. Each Participant’s Account may consist of the following subaccounts: a Deferral Subaccount to reflect his deferrals of Compensation; a Matching Subaccount for Employer matching contribution credits; a Supplemental Subaccount for any supplemental Employer contribution credits; and a Deferred Restricted Stock Subaccount to reflect any deferrals of Restricted Stock. For purposes of certain provisions of the Plan, the Participant’s Account shall be divided between a Pre-Section 409A Account and a Section 409A Account. The Plan Administrator may establish such additional subaccounts as it deems necessary for the proper administration of the Plan.

2.2 “Acuity Shares” means the common stock of Acuity Brands, Inc.

2.3 “Annual Valuation Date” means December 31 of each year while the Plan is in effect.

2.4 “Beneficiary” means the person or persons last designated in writing by the Participant under the Plan to receive the vested amount in his Account in the event of such Participant’s death and, if no designation has been made under this Plan, the designation of Beneficiary made by the Participant under the Prior Plans shall be deemed to be the designation under this Plan; if no such designation under either plan shall be in effect at the time of a Participant’s death or if all designated Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be the Participant’s estate or his personal representative.

2.5 “Business Unit” means any of the operating units or divisions of the Company, or its Subsidiaries, designated as a Business Unit by the Plan Administrator.

2.6 “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) or exchange of Shares for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, public offering, private placement, change in corporate structure or otherwise, which in the judgment of the Plan Administrator is material or significant.

2.7 “Change in Control” means any of the following events:

(a) The acquisition (other than from the Company in an acquisition that is approved by the Incumbent Board) by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(b) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

(c) Consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

(d) Consummation of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (a) above, solely because twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Company” means Zep Inc., a Delaware corporation, or its successor or successors.

2.10 “Compensation” means the annual cash compensation (salary plus bonuses whether under a Performance-Based Plan or other annual bonuses) paid by the Employer to the Participant for the Plan Year, provided that a bonus actually paid during a subsequent Plan year based upon performance during the preceding Plan Year shall be treated as Compensation for such preceding Plan Year. The Participant’s Compensation shall include amounts deferred by the Participant to this Plan and any other deferred compensation plan of the Employer (whether or not qualified), and any salary reduction amounts contributed to a welfare plan. The term “Compensation” shall not include long-term incentive payments, income from stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards or other stock awards, car allowances, non-cash remuneration, such as health benefits, life insurance, and other fringe benefits, moving expenses, relocation allowances, and payments from this Plan or any other deferred compensation plan.

2.11 “Deferral Subaccount” means the subaccount maintained to reflect the Participant’s deferrals of Compensation, including amounts previously credited to a Participant’s Deferral Subaccount in the Prior Plans that are transferred to this Plan pursuant to Section 4.2, and any earnings thereon.

2.12 “Deferred Restricted Stock Subaccount” or “Deferred Vested Value Subaccount” means the subaccounts maintained to reflect the Participant’s deferrals of Restricted Stock and related dividends, including amounts previously credited to the Participant under the Prior Plans that are transferred to the Plan pursuant to Section 4.2.

2.13 “Effective Date” means the effective date of this Plan, October 31, 2007.

2.14 “Election Form” means the form prescribed by the Plan Administrator on which a Participant may specify the amount of his Compensation that is to be deferred pursuant to the provisions of Article III, and the time and manner of payment of his benefits. The Election Form may be accessed and completed through telephonic or electronic means as determined by the Plan Administrator.

2.15 “Employer” means the Company and any Subsidiary or related employer designated by the Company to participate in the Plan.

2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17 “Executive” means an officer of the Company, a Subsidiary or one of the Company’s Business Units, and other key employees designated as eligible pursuant to Section 3.1. Any dispute regarding any individual’s classification shall be determined by the Plan Administrator in its sole discretion.

2.18 “Fair Market Value” means the fair market value of the Shares as determined in good faith by the Plan Administrator; provided, however, that (a) if the Shares are admitted to trading on a national securities exchange, Fair Market Value on any date shall be the closing price reported for the Shares on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, and (b) if the Shares are not listed on any securities exchange, but nevertheless are publicly traded and reported (through the OTC Bulletin Board or otherwise), Fair Market Value on such date shall be the closing sales price on such date (or, if there are no sales on such date, on the next preceding day).

For purposes of subsection (a), if the Shares are traded on more than one securities exchange, then the largest U.S. exchange on which the Shares are traded shall be referenced to determine Fair Market Value.

2.19 “Financial Hardship” means the occurrence of an “unforeseeable emergency” with respect to the Participant within the meaning of Section 409A.

2.20 “Fiscal Year” means the Company’s fiscal year commencing on September 1 and ending on August 31 of the following calendar year, or such other 12-month period used by the Company for financial reporting purposes.

2.21 “In-Service Account” means an account established by a Participant which will be paid (or commence being paid) during employment on a date selected by the Participant.

2.22 “Matching Subaccount” means the subaccount maintained to reflect the Employer’s matching contribution credits, including amounts previously credited to a Participant’s Matching Subaccount in the Prior Plans that are transferred to this Plan pursuant to Section 4.2, and any earnings thereon.

2.23 “Participant” means an Eligible Executive as defined in Section 3.1 (or an individual who was an Eligible Executive, including individuals who were participating in the Prior Plans who have amounts transferred to this Plan), a portion of whose Compensation for any Plan Year has been deferred pursuant to the Plan or who has received Employer contribution credits, and whose interest in the Plan has not been wholly distributed.

2.24 “Performance-Based Plan” means a plan (or part of a plan) that pays compensation which qualifies as “Performance-based compensation” within the meaning of Section 409A.

2.25 “Plan” means the Zep Inc. Supplemental Deferred Savings Plan, as set forth herein and as it may be amended from time to time.

2.26 “Plan Administrator” means the Company or, if applicable, a committee appointed pursuant to Article VI to administer the Plan.

2.27 “Plan Year” means January 1 through the next following December 31.

2.28 “Pre-Section 409A Account” means the portion (if any) of the Participant’s Account transferred from the Prior Plans that was credited to the Participant as of December 31, 2004 and vested in the Participant, and any earnings thereon. The Participant’s Pre-Section 409A Account shall be payable in accordance with Section 5.2.

2.29 “Prime Rate” means the rate of interest published in the Wall Street Journal (or similar financial publication selected by the Plan Administrator) as the prime rate on a particular date (or the next business day if such date is not a business day), as determined by the Plan Administrator.

2.30 “Prior Plans” means the Acuity Brands, Inc. Supplemental Deferred Savings Plan, which became effective November 30, 2001, as amended, and the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan, which became effective as of January 1, 2005, as amended.

2.31 “Prior Plan Transfer Account” means the amount credited to a Participant under the Prior Plans that is transferred to this Plan, which shall be managed and distributed in accordance with the provisions of this Plan. The portion of the Participant’s Prior Plan Transfer Account that is a Pre-Section 409A account shall be distributed in accordance with Section 5.2.

2.32 “Retirement” means termination of the Participant’s employment with all Employers on or after attaining age 60, other than a Termination for Cause.

2.33 “Retirement Account” means the account which is payable in accordance with Section 5.1(b) in the manner elected by the Participant if the Participant terminates employment upon death, Disability, after qualifying for Retirement, or after attaining age 55 and completing at least 5 Years of Service.

2.34 “Section 409A” means Section 409A of the Code, as it may be amended from time to time, and the regulations and rulings thereunder.

2.35 “Section 409A Account” means the portion of the Participant’s Account that is not a Pre-Section 409A Account. The Participant’s Section 409A Account shall be payable in accordance with Section 5.1.

2.36 “Shares” means the common stock, par value $.01 per share, of the Company (including any new, additional or different stock or securities resulting from a Change in Capitalization).

2.37 “Subsidiary” means any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term “Subsidiary” shall also include a partnership or limited liability company in which the Company or a Subsidiary owns 50% or more of the profits interest or capital interest.

2.38 “Supplemental Subaccount” means the subaccount established to reflect the Employer’s supplemental contribution credits, including amounts previously credited to a Participant’s Supplemental Subaccount in the Prior Plans that are transferred to this Plan pursuant to Section 4.2, and any earnings thereon.

2.39 “Termination for Cause” means the Executive has terminated employment and has been found by the Plan Administrator to be guilty of theft, embezzlement, fraud or misappropriation of the Company’s property or of any action which, if the individual were an officer of the Company, would constitute a breach of fiduciary duty. The final determination of whether a Participant has incurred a Termination for Cause shall be made by the Plan Administrator.

2.40 “Termination of Service” or similar expression means the separation from service of the Participant as an employee of the Company and all adopting Employers. A Participant who is granted a temporary leave of absence, whether with or without pay, shall not be deemed to have terminated his service. In the event of a transfer of an Executive to a position in which he would no longer be eligible to actively participate in this Plan, such transfer shall not constitute a Termination of Service.

2.41 “Total and Permanent Disability” means a physical or mental incapacity which impairs the Participant’s ability to substantially perform his usual duties and services for the Employer for a period of one hundred eighty (180) consecutive days. The determination as to whether Total and Permanent Disability exists shall be made by the Plan Administrator based upon the information provided to it and shall be made in a manner consistent with the requirements of Section 409A.

2.42 “Valuation Date” means the Annual Valuation Date, and any other date(s) selected by the Plan Administrator as of which the Accounts of Participants are valued.

2.43 “Year of Service” means, subject to such Break in Service rules as the Plan Administrator may establish, each Plan Year in which the Eligible Executive is credited with 1,000 or more Hours of Service with the Employer, including all Years of Service credited to the Eligible Executive under the Prior Plans. Hours of Service and Break in Service shall be determined hereunder in accordance with the Company’s general rules for determining such matters under its defined contribution tax-qualified plans.

ARTICLE III

PARTICIPATION; DEFERRAL ELECTION

3.1 Eligibility to Participate. Prior to, or at the beginning of, each Plan Year, the Company (or its designee) shall specify the Executives who are eligible to make deferral elections under the Plan for the following Plan Year and to receive Matching Subaccount and Supplemental Subaccount credits (an “Eligible Executive”). Such eligibility designation may be made by establishing a minimum compensation level for participation or by the use of such other criteria as the Company (or its designee) deems appropriate from time to time.

3.2 Deferral Election. For any Plan Year in which an Eligible Executive is eligible to participate, such Eligible Executive may elect on an Election Form to have a portion of the Compensation to be received by the Executive for such Plan Year deferred in accordance with the terms and conditions of the Plan. The Plan Administrator may provide for a separate election with respect to salary and annual bonus.

An Executive desiring to exercise such election shall, prior to the beginning of each Plan Year (or within 30 days after the date of the Eligible Executive’s initial eligibility for the Plan as determined by the Plan Administrator, if such eligibility commences other than at the beginning of a Plan Year), complete an Election Form indicating the percentage or amount of his Compensation for such Plan Year that he elects to have deferred, provided that the Plan Administrator may extend the date for electing to defer an annual bonus under a Performance-Based Plan to the extent permitted by Section 409A. If the Eligible Executive’s election would result in a deferral greater than the maximum established by the Plan Administrator, any deferred amount shall be reduced to the maximum limit.

An election to defer Compensation must be filed with the Plan Administrator within the time period prescribed by the Plan Administrator. If a Participant fails to file a properly completed and duly executed Election Form with the Plan Administrator by the prescribed time, he will be deemed to have elected not to defer any Compensation under this Plan for the Plan Year, except to the extent the Plan Administrator in its sole discretion permits an extension of the election period. An Eligible Executive may not, after the applicable election date change (increase or decrease) the percentage or amount of Compensation he has elected to defer for a Plan Year.

At the time a Participant elects to defer Compensation, the Participant shall elect with respect to such deferral the time and manner in which the amount deferred (and any earnings thereon) will be distributed to the Participant. The Plan Administrator may provide that such election is a continuing election with respect to all amounts credited (and to be credited) to the Participant’s Account. The distribution elections, and any changes to such elections, shall be made in accordance with Article V.

The Plan Administrator may establish a maximum deferral limitation for a Plan Year for each group or class of Eligible Executives (which may be a dollar amount, a percentage of Compensation or some other limit) and may change such limitation from year to year, provided an Eligible Executive shall not be permitted to reduce his Compensation below the amount necessary to make required or elected contributions to employee benefit plans, required federal, state and local tax withholdings, and any other withholdings deemed necessary by the Plan Administrator or required by law.

The Participant may designate on the Election Form (or on separate form provided by the Plan Administrator) a Beneficiary (or Beneficiaries) to receive payment of amounts in his Account in the event of his death. If a Participant fails to designate a Beneficiary under the Plan, the Beneficiary(ies) under the Prior Plans shall be deemed to be the Beneficiary(ies) designated under this Plan.

3.3 Deferral Subaccount. The Company shall establish a Deferral Subaccount for each Participant under the Plan. The initial amount credited to the Participant’s Deferral Subaccount under the Plan shall be the amount credited to the Participant’s Deferral Subaccount in the Prior Plans that is transferred to this Plan as provided in Section 4.2 below. Each Participant’s Deferral Subaccount shall thereafter be credited with the amounts of Compensation deferred by the Participant under this Plan. The timing and manner in which amounts are credited to a Participant’s Deferral Subaccount under this Plan shall be determined by the Plan Administrator in its discretion, but the deferral election shall be applied to each pay period in which the Participant has Compensation during his period of participation in the Plan. The Participant’s Deferral Subaccount shall be credited with interest at the Prime Rate, or the earnings under such other investment options that the Plan Administrator may establish, on each Annual Valuation Date based upon the amount credited to such Subaccount as of the preceding Annual Valuation Date, and at such other times, if any, as may be determined by the Plan Administrator.

3.4 Deferred Restricted Stock Subaccount and Deferred Vested Value Subaccount. The Company shall establish a Deferred Restricted Stock Subaccount and a Deferred Vested Value Subaccount for each Participant under the Plan who has Deferred Restricted Stock Subaccount or Deferred Vested Value Subaccount credits in the Prior Plan Transfer Account being transferred from the Prior Plans. The initial amount credited to the Participant’s Deferred Restricted Stock Subaccount and Deferred Vested Value Subaccount under the Plan shall be a number of whole Acuity Shares (with any fractional share converted to cash and treated as part of the cash portion of the account) equal in value (determined immediately after the Spin-off by the Plan Administrator) to the number of Acuity Shares credited to the Participant’s Deferred Vested Value Subaccount and Deferred Restricted Stock Subaccount in the Prior Plans immediately prior to the Spin-off that are transferred to this Plan as provided in Section 4.2 below. No further deferrals will be allowed to the Deferred Restricted Stock Subaccount or Deferred Vested Value Subaccount by the Participant under this Plan, unless the Plan Administrator determines otherwise. The Deferred Restricted Stock Subaccount and Deferred Vested Value Subaccount will be adjusted on each Annual Valuation Date (and at such other dates, if any, as may be determined by the Plan Administrator) as if they were invested in Acuity Shares to reflect any distributions, stock dividends, stock splits or similar actions with respect to the Acuity Shares since the preceding Annual Valuation Date (or such other date). The Participant’s Deferred Restricted Stock Subaccount and Deferred Vested Value Subaccount will be adjusted on each Annual Valuation Date (and at such other dates, if any, as may be determined by the Plan Administrator) to reflect the cash equivalent of any dividends with respect to the Acuity Shares since the preceding Annual Valuation Date (or such other date). The amounts credited to a Participant’s Deferred Restricted Stock Subaccount shall be distributed and subject to a further deferral election as provided in Section 5.1(f) below, and the Participant’s Deferred Vested Value Subaccount shall be distributed in Acuity Shares (with any cash amounts credited to such subaccount or any fractional shares paid in cash) and subject to further deferral election as provided in Section 5.2 below.

ARTICLE IV

EMPLOYER CONTRIBUTION CREDITS; VESTING

4.1	Employer Contribution Credits.

(a) Matching Subaccount. The Company shall establish a Matching Subaccount for each Participant under the Plan. The initial amount credited to the Participant’s Matching Subaccount under the Plan shall be the amount credited to the Participant’s Matching Subaccount in the Prior Plans that is transferred to this Plan as provided in Section 4.2 below. Thereafter, unless the Board otherwise determines, as of the end of each Plan Year (or as of such other date as the Board may determine), there shall be credited to the Matching Subaccount of each Participant who is employed on the last day of the Plan Year an amount equal to 25% of the amount of the Participant’s deferrals for such Plan Year, provided that the maximum amount credited to a Participant’s Matching Subaccount for a Plan Year shall not exceed five percent (5%) of the Participant’s Compensation for such Plan Year. The amounts credited to the Participant’s Matching Subaccount shall automatically be credited to the Participant’s Retirement Account.

(b) Supplemental Subaccount. The Company shall establish a Supplemental Subaccount for each Participant under the Plan. The initial amount credited to the Participant’s Supplemental Subaccount under the Plan shall be the amount credited to the Participant’s Supplemental Subaccount in the Prior Plans that is transferred to this Plan as provided in Section 4.2 below. Thereafter, unless the Board otherwise determines, as of the end of each Plan Year (or as of such other date as the Board may determine), there shall be credited to the Supplemental Subaccount of an Eligible Executive who is employed on the last day of the Plan Year and who has a Year of Service for such Plan Year an amount equal to (i) for an Eligible Executive who is designated a senior officer for such Plan Year by the Company’s Chief Executive Officer in his discretion, an amount equal to five percent (5%) of the Eligible Executive’s Compensation for such Plan Year, and (ii) for all other Eligible Executives, three percent (3%) of the Eligible Executive’s Compensation for such Plan Year. The amounts credited to the Participant’s Supplemental Subaccount shall automatically be credited to the Participant’s Retirement Account.

(c) Crediting of Earnings. Unless the Company otherwise determines, (i) the amount credited to a Participant’s Matching Subaccount and Supplemental Subaccount as of the Effective Date shall be credited with interest at the Prime Rate, or the earnings under such other investment options that the Plan Administrator may establish, on each Annual Valuation Date based upon the amount credited to such subaccount as of the preceding Annual Valuation Date, and (ii) the amounts credited to a Participant’s Matching Subaccount and Supplemental Subaccount on or after the Effective Date shall be credited in Shares, with the number of Shares being determined by dividing the dollar amount credited by the Fair Market Value of a Share on the crediting date. These subaccounts will be adjusted on each Annual Valuation Date (and at such other dates, if any, as may be determined by the Plan Administrator) as if they were invested in Shares to reflect any distributions, stock dividends, stock splits or similar actions with respect to the Shares since the preceding Annual Valuation Date (or such other date). The Participant’s subaccounts will be adjusted on each Annual Valuation Date (and at such other dates, if any, as may be determined by the Plan Administrator) to reflect the cash equivalent of any dividends with respect to the Shares since the preceding Annual Valuation Date (or such other date). The cash dividends credited to the Participant’s subaccounts shall be created with interest at the Prime Rate, or with earnings under such other investment options as the Plan Administrator may establish.

(d) Additional Employer Contribution Credits. Certain Participants may be eligible to receive additional Employer contribution credits under the Plan, which additional amounts, the subaccount to which such amounts should be credited and the deemed investment of such amounts shall be described on an Appendix attached hereto and made a part hereof.

4.2	Prior Plan Transfer Accounts

(a) The Accounts of Participants in the Prior Plans are hereby transferred to the Plan and the Plan hereby assumes all obligations with respect to the amounts credited to such Accounts. The amounts credited to such Accounts shall be maintained and administered in accordance with the Plan, including the vesting schedule of Section 4.3 and the payment rules of Article V. The Plan Administrator may permit changes to such payment elections in accordance with Article V and Section 409A.

(b) The Plan Administrator shall provide such additional payment elections to Participants with respect to amounts credited to the Plan pursuant to this Section 4.2 as are consistent with Section 409A, including the transitional rules.

4.3	Vesting of a Participant’s Account.

(a) Deferral Subaccount. Except as provided in the next sentence, a Participant’s interest in the amount credited to his Deferral Subaccount shall at all times be 100% vested and nonforfeitable. If a Participant incurs a Termination for Cause, he shall forfeit all earnings credited on all amounts deferred to his Deferral Subaccount that have not yet been fully distributed to him under Article V.

(b) Matching and Supplemental Subaccounts. (i) Except in the event of a Termination For Cause, a Participant’s interest in the amount credited to his Matching Subaccount and Supplemental Subaccount on or after the Effective Date shall become (A) 100% vested and nonforfeitable upon his death, Total and Permanent Disability, or Retirement, or (B) vested in accordance with the following vesting schedule:

Years of Service	Vested Percentage	Subject to Forfeiture
Less than 2	0%	100%
2 but less than 3	10%	90%
3 but less than 4	20%	80%

4 but less than 5	40%	60%
5 but less than 6	60%	40%
6 but less than 7	80%	20%
7 or more	100%	0%

For purposes of this subsection (b)(i), Year of Service shall be determined in accordance with Section 2.43, and shall include Years of Service prior to the Effective Date.

(ii) Except in the event of a Termination for Cause, a Participant’s interest in the amount credited to his Matching Subaccount and Supplemental Subaccount prior to the Effective Date (and earnings on such amounts), including amounts transferred from the Prior Plans, shall become (A) 100% vested and nonforfeitable upon his death, Total and Permanent Disability, Retirement, or completion of 10 or more Years of Service and attainment of age 55 while actively employed, and (B) 50% vested upon completion of 5 Years of Service and attainment of age 55 while actively employed, with such vesting increasing (or being increased) 10% per year for each additional Year of Service up to 10 years. For purposes of this subsection (b)(ii), Years of Service shall be determined in accordance with Section 2.43, and shall include Years of Service prior to Effective Date.

(iii) Subject to Article VIII, if the Participant incurs a Termination for Cause (regardless of whether he is otherwise vested) or if the Participant’s employment is terminated prior to the time specified for any vesting above, his entire Matching and Supplemental Subaccounts shall be forfeited.

(c) Deferred Restricted Stock Subaccount and Deferred Vested Value Subaccount. A Participant’s interest in the amount credited to his Deferred Restricted Stock Subaccount and Deferred Vested Value Subaccount shall vest in accordance with the terms of the underlying award agreement for such Restricted Stock.

4.4 Shares Subject to the Plan. Subject to adjustment for Changes in Capitalization, the aggregate number of Shares which are available for issuance under the Plan is Four Hundred Thousand (400,000) Shares. Shares issued with respect to the Deferred Restricted Stock Subaccount and the Deferred Vested Value Subaccount are issued under a long-term incentive plan and will not reduce the number of Shares issuable under the Plan.

ARTICLE V

PAYMENT OF ACCOUNTS

5.1	Timing and Form of Payment of Section 409A Account.

The following rules shall apply with respect to payment of a Participant’s Section 409A Account:

(a) In General. Subject to subsection (g) below, on the Election Form, the Participant shall make an election as to the timing and form of payment for any Participant deferrals for such Plan Year and the form of payment for any Employer contribution credits for such Plan Year pursuant to Section 4.1 (such Employer contribution credits are automatically credited to the Participant’s Retirement Account) from among the options set forth below for the Participant’s Retirement Account and for any Cash In-Service Account. Once the Participant elects a form of payment for the Retirement Account, and the time and form of payment for any Cash In-Service Account, those elections may only be changed twice and only in accordance with subsection (e) below. Notwithstanding the Participant’s payment elections under this Article V, the entire amount remaining in the Participant’s Account will be paid to the Participant in a lump sum in January of the calendar year in which the Participant will attain age 80.

(b) Retirement Account. The Participant will be entitled to payment of his Retirement Account in accordance with his payment election if he terminates employment upon death, Disability or Retirement, or after attaining age 55 and completing five or more Years of Service. The Participant may elect that the vested amount of his Retirement Account be distributed in a lump sum, or in annual payments for a period of up to ten (10) years, provided that if the balance of the Participant’s Account is less than $15,000, the Participant’s Account will automatically be paid in a lump sum. For example, under the 10-year annual payment method, the first year’s payment will equal one tenth (1/10) of the total Account, the second year’s will equal one ninth (1/9) of the remaining Account, and so forth. Subject to subsection (g) below, payment of the Participant’s Retirement Account shall be made (i) if the payment is in a lump sum, as soon as practicable after the event entitling the Participant to payment, or (ii) if the payment is in installments, commencing in the January following the event entitling the Participant to payment. If the Participant dies after commencing to receive installment payments, the remaining payments shall be made to the Participant’s Beneficiary over the same period as elected by the Participant or in such other manner as the Participant may elect on a form provided by the Plan Administrator.

(c) Cash In-Service Account. For a Participant’s deferrals (but not for any Employer contribution credits), the Participants may elect to have a Cash In-Service Account payable (or commence to be paid) during January of the year selected by the Participant on the Election Form (which initial payment date may not be earlier than two years after the end of the calendar year during which amounts are first credited to such Account), in a lump sum or in annual payments over a period of up to ten (10) years, in the manner provided in (b) above, as applicable; provided, that any subsequent deferrals to such designated Cash In-Service Account must be made no later than the end of the calendar year ending two years prior to such payment date; provided, further, that a Participant may only establish such number of Cash In-Service Accounts for his Account as may be permitted by the Plan Administrator (or his designee) and the Plan Administrator may increase the minimum deferral period for Cash In-Service Accounts. Notwithstanding the Participant’s elections under this Section 5.1(c), in the event the Participant becomes entitled to payment of his Retirement Account under subsection (b) above or to his Account under Subsection (h) below, the remaining balance of the Participant’s Account shall be payable in accordance with the provisions for payment under subsection (b) or under Subsection (h) (whether or not the Cash In-Service Account was in payment status at such time).

(d) Annual Designation. The Participant will designate each Plan Year which portion of the Participant’s deferrals for such Plan Year shall be credited to the Participant’s Retirement Account and any Cash In-Service Accounts he has established. If a Participant’s Account is distributed in installments, the Account shall continue to be credited with deemed earnings, gains and losses in accordance with Article IV until the entire amount of the Account is distributed.

(e) Change of Payment Election. A Participant may, not less than twelve (12) months prior to the payment dates of any Cash In-Service Accounts he has established under subsection (c) above, and with the approval of the Plan Administrator, elect to defer the date on which payment of any Cash In-Service Account shall commence and/or change the method of payment of such Cash In-Service Account, provided that, (i) after the initial election under subsection (c), a Participant may only make two election change with respect to a particular Cash In-Service Account (after the second such election change, the election shall become irrevocable); (ii) except as otherwise permitted by Section 409A, the first in-service payment with respect to any such changed election must be deferred at least 5 years from the date such payment would otherwise have been made, (iii) except as otherwise permitted by Section 409A, the election shall not become effective for 12 months.

A Participant may, not less than twelve (12) months prior to the event entitling the Participant to payment of his Retirement Account under subsection (b) above, elect to change the method of payment of the Participant’s Retirement Account, provided that (i) only two such changes are permitted and after the second such election change, the election is irrevocable; (ii) the payment date for the Participant’s Retirement Account will be deferred for 5 years for each election change, and (iii) the election shall not become effective for 12 months.

All changes of election shall be made through a method established by the Plan Administrator.

(f) Deferred Restricted Stock Subaccount. Unless the Participant elects otherwise as provided below, the vested amounts credited to his Deferred Restricted Stock Subaccount shall automatically be paid in a single payment in January, 2008. The Participant may elect on such form as may be provided by the Plan Administrator to receive payment (i) at the same time as the initial payment of his Retirement Account

(assuming the Participant qualifies under subsection (b)), or (ii) during January of the year selected by the Participant for payment of his Restricted Stock In-Service Account. If the Participant terminates employment prior to the payment date of his Restricted Stock In-Service Account or event entitling the Participant to payment under subsection (b), payment of the Participant’s Deferred Restricted Stock Subaccount will be made at the time of the Participant’s termination of employment. All distributions from the Participant’s Deferred Restricted Stock Subaccount shall be made in a lump sum. The Participant may elect to change the time of payment of his Restricted Stock In-Service Account, but such election may only be changed twice and only in accordance with the provisions of subsection (e) above.

The amounts credited to the Participant’s Deferred Restricted Stock Subaccount shall be subject to the Financial Hardship distribution rules of subsection (k) below. The amounts credited to the Deferred Restricted Stock Subaccount that are treated as invested in Acuity Shares shall be paid in whole Acuity Shares (with any fractional Acuity Share paid in cash).

(g) Key Employee Restriction. Notwithstanding the other provisions of this Article V, in the event a Participant who is a “key employee” (as determined by the Plan Administrator in accordance with procedures that are consistent with Section 409A) becomes entitled to payments upon Retirement or Termination of Service, payments shall not commence until 6 months after such Participant separates from service and on such date the payments that would have been made during such six-month period shall be made.

(h) Payment at Certain Terminations of Service. Subject to Section 5.1(g) above, the vested amount of the Participant’s Account (including any unpaid amounts in the Participant’s In-Service Accounts) will be paid in a lump sum as soon as practical after the end of the month following the date on which the Participant has a Termination of Service and the elections under Section 5.1(b) shall not be recognized, unless the Participant has completed 5 Years of Service and attained age 55 at the time of such Termination of Service, or the Participant qualifies for Retirement or a Disability under the terms of this Plan.

(i) Payment at Death. In the event a Participant dies while actively employed prior to Retirement or other Termination of Service, the entire amount of the Participant’s Account will become fully vested and will be paid in accordance with the Participant’s election under Section 5.1(b). The form of payment to the Beneficiary shall be in accordance with the Participant’s election on the Election Form and, in the absence of such election, payment will be made in a lump sum.

(j) Payment at Disability. In the event of the Participant’s Total and Permanent Disability (as defined in Section 2.41), the entire amount of the Participant’s Account will become fully vested and payment will be made in accordance with the Participant’s election under Section 5.1(b). Once payment has commenced, payments will continue as elected regardless of any future change in the Participant’s disability status.

(k) Financial Hardship Distribution. Subject to approval by the Plan Administrator, the Participant may apply to withdraw, upon a showing of Financial Hardship, part or all of his vested Account. If the Plan Administrator determines that a distribution should be made on account of Financial Hardship, distribution from the Participant’s Account shall be made as soon as administratively practical. Such distribution shall not exceed the dollar amount necessary to satisfy the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Financial Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause Financial Hardship).

5.2	Timing and Form of Payment of Pre-Section 409A Account.

The following rules shall apply with respect to payment of a Participant’s Pre-Section 409A Account:

(a) Deferral Subaccount.

(i) In General. Except as provided in (ii) and (iii) below, distribution of each Class Year Subaccount of a Participant shall be made in a single lump sum payment as soon as practicable after the January 1 next following five (5) full Plan Years after the Class Year. For example, the distribution of the 2002 Class Year Subaccount (the Participant’s deferrals credited to him for the year ended December 31, 2002) shall be made on or about January 1, 2008, and for the 2003 Class Year Subaccount on or about January 1, 2009, and so on. All amounts shall be paid in cash, provided that amounts credited to the Deferred Vested Value Subaccount that are treated as invested in Acuity Shares shall be paid in Acuity Shares.

(ii) Election to Defer Distribution. A Participant who will become eligible to receive a distribution of a Class Year Subaccount under (i) above may elect to defer to the January 1 of a later year (subject to the limitations provided below) the distribution of such Class Year Subaccount. The election to defer distribution of a Class Year Subaccount must be filed prior to the end of the fourth Plan Year immediately following the Class Year for such Class Year Subaccount. For example, for the 2002 Class Year Subaccount, the election must be filed prior to January 1, 2007. The Participant’s deferral election for a Class Year Subaccount must indicate (A) the January 1 when he desires his benefit to be paid or to commence, which date must be at least two (2) years after the date he could initially have received a distribution, and (B) whether the distribution should be made in a lump sum or in annual installments over a period of up to ten (10) years; provided, that the lump sum payment shall be made not later than the year in which he attains age 70 and the last installment payment shall be made not later than the year in which the Participant attains age 75. A Participant’s Class Year Subaccount for which a deferral election is made under this subsection (ii)

shall continue to be credited with earnings under Section 3.3 until the amount is fully distributed (except as limited in the case of a Termination for Cause).

(iii) Death, Disability or Termination of Service Prior to Vesting.

(A) Notwithstanding the existence of a deferral election under Section 5.2(a)(ii), in the event of a Participant’s death, Total and Permanent Disability, or a Termination of Service prior to the Participant’s completion of 5 Years of Service and attainment of age 55, distribution of the vested balance credited to a Participant’s Deferral Subaccount shall be made to the Participant (or his Beneficiary in the event of death) as soon as practical. Payment of the Participant’s Deferral Subaccount shall be made in a lump sum.

(B) In the event a Participant terminates after completing 5 Years of Service and attaining age 55 (except for death and Total and Permanent Disability which are covered by (A) above), the vested balance credited to a Participant’s Deferral Subaccount shall be distributed as follows: (x) any Class Year Subaccounts as to which he has properly elected under subsection (ii) above a delayed distribution and/or payment in installments shall be distributed in accordance with such elections; and (y) with respect to any Class Year Subaccounts as to which the five-year period has not yet passed and that would otherwise be payable more than one (1) year in the future, the Participant may elect prior to termination to make the deferral election in (ii) above. Any Class Year Subaccounts as to which the 5-year period has not passed that are payable within one (1) year and any Class Year Subaccounts as to which the election in (y) is not made shall be payable as soon as practical after termination.

(C) In the event payments are made pursuant to this subsection (a)(iii), earnings shall be credited under Section 3.3 until all amounts have been distributed (except as limited in the case of Termination for Cause).

(b) Matching and Supplemental Subaccounts. The vested amounts (determined in accordance with Section 4.3(b)(ii) credited to a Participant’s Matching Subaccount and Supplemental Subaccount shall be payable in a lump sum as soon as practical after the Participant’s death, Total and Permanent Disability or Termination of Service, unless, in the case of a termination other than for death or Total and Permanent Disability, the Participant has elected a delayed payment date and/or payment in installments on the Election Form; provided that the lump sum payment shall be made not later than the year in which he attains age 70 and the last installment payment shall be made not later than the year in which the Participant attains age 75. The Plan Administrator may establish rules to permit Participants to change the form and timing of their payment election, provided that no such change shall be effective unless it is made at least two (2) years prior to the Participant’s Termination of Service. In the event of death after Termination of Service, distribution of the remaining amount credited to the Participant’s Matching Subaccount and Supplemental Subaccount shall be made to a

Beneficiary in a lump sum as soon as practical after the Participant’s death. All amounts shall be paid in cash.

(c) Hardship Distributions. A Participant who is suffering an unforeseen and severe financial hardship as a result of (i) an illness or accident of the Participant or his immediately family, (ii) loss of Participant’s property due to casualty, or (iii) for such other reasons as the Plan Administrator may establish, may file a written request with the Plan Administrator for distribution of all or a portion of the amount credited to his Deferral Subaccount. The Plan Administrator shall have the sole discretion to determine whether to grant a Participant’s hardship request and the amount to distribute to the Participant. The Plan Administrator shall have authority in connection with such hardship request to accelerate the payment of any Class Year Subaccounts which have been deferred pursuant to Section 5.2(a)(ii).

ARTICLE VI

PLAN ADMINISTRATOR

6.1 Plan Administrator. The Plan Administrator shall be the Company or such committee as may be designated by the Company to administer and manage the Plan. Members of any committee shall not be required to be employees of the Company or Participants. Action of the Plan Administrator may be taken with or without a meeting of committee members. If a member of the committee is a Participant in the Plan, he shall not participate in any decision which solely affects his own Account.

6.2 Right and Duties. The Plan Administrator shall have the discretionary authority to administer and manage the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret, and administer this Plan;

(b) To make allocations and determinations required by this Plan, and to maintain records relating to Participants’ Accounts;

(c) To compute and certify to the Company the amount and kinds of benefits payable to Participants or their beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) To authorize all disbursements by the Company pursuant to this Plan;

(e) To maintain (or cause to be maintained) all the necessary records of the administration of this Plan;

(f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

(h) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount and manner of payment of such benefits, and its decisions on such matters shall be final and conclusive on all parties.

6.3 Compensation, Indemnity and Liability. The Plan Administrator shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator shall be paid by the Company. If the Plan Administrator is a committee, no member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Company shall indemnify and hold harmless the Plan Administrator and each member of the committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

6.4 Taxes. If the whole or any part of any Participant’s Account shall become liable for the payment of any estate, inheritance, income, or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property (including Shares and Acuity Shares) in its hand for the account of the Participant whose interests hereunder are so liable. The Company shall provide notice of any such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

ARTICLE VII

CLAIMS PROCEDURE

7.1 Claims for Benefits. If a Participant or beneficiary (hereafter, “Claimant”) does not receive timely payment of any benefits which he believes are due and payable under the Plan, he may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator or to the Company. If the claim for benefits is denied, the Plan Administrator shall notify the Claimant in writing within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator shall furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension shall not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his claim, and the steps which the Claimant must take to have his claim for benefits reviewed.

7.2 Appeals. Each Claimant whose claim for benefits has been denied may file a written request for a review of his claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he received the written notice denying his claim. The decision of the Plan Administrator will be made within 60 days after receipt of a request for review and shall be communicated in writing to the Claimant. Such written notice shall set forth the basis for the Plan Administrator’s decision. If there are special circumstances which require an extension of time for completing the review, the Plan Administrator’s decision shall be rendered not later than 120 days after receipt of a request for review.

ARTICLE VIII

AMENDMENT AND TERMINATION; CHANGE IN CONTROL

8.1 Amendments. Subject to Section 8.3, the Company (or its designee) shall have the right in its sole discretion to amend this Plan in any manner at any time; provided, however, that no such amendment shall reduce the Participant’s vested interest in his Account under Section 4.3 at that time. Any amendment shall be in writing and executed by a duly authorized officer of the Company. All Participants shall be bound by such amendment.

8.2 Termination of Plan. The Company expects to continue this Plan, but does not obligate itself to do so. Subject to Section 8.3, the Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). If the Plan is terminated, the Plan Administrator shall be notified of such action in a writing executed by a duly authorized officer of the Company, and the Plan shall be terminated at the time therein set forth. The amounts credited to the Participants’ Accounts upon such termination shall become fully vested and (a) for the amounts credited to the Participant’s Pre-Section 409A Account, the amounts shall either be paid in a lump sum immediately, or distributed in some other manner consistent with the Plan as determined by the Plan Administrator in its sole discretion, and (b) for amounts credited to the Participant’s Post-Section 409A Account, the amounts shall be paid in a lump sum, provided that (i) the Company terminates at the same time any other arrangement that would be aggregated with the Plan under Section 409A; (ii) the Company does not adopt any other arrangement that would be aggregated with the Plan under Section 409A for three years; (iii) the payments upon such termination shall not commence until 12 months after the date of termination and shall be completed within 24 months after the date of termination; and (iv) such other requirements as may be imposed by Section 409A are satisfied. The termination of this Plan shall not result in the reduction of the amount credited to the Participant’s Account as of the date of such termination.

8.3	Change In Control Provisions.

(a) Amendment or Termination. Notwithstanding anything contained in this Article VIII or the Plan to the contrary, for a period of two (2) years following a Change in Control, this Plan shall not be terminated or amended to reduce, suspend or eliminate any Eligible Executive’s or Participant’s benefits or participation (or right to participate) provided under this Plan, including, without limitation, the benefits provided in Articles III and IV. Any amendment or termination of this Plan which a Participant reasonably demonstrates (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control, and which was not consented to in writing by the Participant shall be null and void, and shall have no effect whatsoever with respect to the Participant.

(b) Termination of Employment. Notwithstanding anything contained in this Plan to the contrary, if a Participant’s employment is terminated by the Company (other than for “Cause” as defined in (c) below) or by the Participant for any reason within two (2) years following a Change in Control, the Participant’s Account shall become fully vested and the Company shall, within ten (10) days, pay to the Participant a lump sum payment in cash. Acuity Shares for any portion of the Participant’s Account deemed to be invested in Acuity Shares and Shares for any portion of the Participant’s Account deemed to be invested in Shares (provided that the Company may elect in its discretion to pay cash in lieu of Shares) of the full amount credited to his Account with earnings determined under Sections 3.3 and 4.1 credited thereto to the date of payment. If a Participant’s employment is terminated (i) for Cause (as defined in (c) below) within two (2) years following a Change in Control or (ii) for any reason more than two (2) years after a Change in Control, the provisions of Article V shall apply to the distribution of the Participant’s Account.

(c) Cause. For purposes of Section 8.3(b), a termination for “Cause” is a termination of the Executive evidenced by a resolution adopted in good faith by the Company (or in the case of executive officers of the Company, by two-thirds of the Board of Directors of the Company) that the Participant (i) intentionally and continually failed to substantially perform his duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Participant specifying the manner in which the Participant has failed to substantially perform, or (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Participant’s employment shall be for Cause as set forth in clause (ii) above until (x) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail, and (y) the Participant shall have been provided an opportunity to be heard by the Board (with the assistance of the Participant’s counsel if the Participant so desires). No act, nor failure to act, on the Participant’s part, shall be considered “intentional” unless he has acted or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, in the case of any Participant who is a party to a Change in Control Agreement, no failure to perform by the Participant after a Notice of Termination (as defined in the Participant’s Change in Control Agreement) is given by the Participant shall constitute Cause for purposes of this Plan.

ARTICLE IX

MISCELLANEOUS

9.1 Limitation on Participant’s Rights. Participation in this Plan shall not give any Participant the right to be retained in the Company’s employ or the employ of any Employer, or any right or interest in this Plan or any assets of the Company other than as herein provided. The Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Company under this Plan, except to the extent provided herein.

9.2 Benefits Unfunded. The benefits provided by this Plan shall be unfunded. All amounts payable under this Plan to Participants shall be paid from the general assets of the Company, and nothing contained in this Plan shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan shall create only a contractual obligation on the part of the Company, and Participants shall have the status of general unsecured creditors of the Company under the Plan with respect to amounts of Compensation they defer hereunder or any other obligation of the Company to pay benefits pursuant hereto. Any funds of the Company available to pay benefits pursuant to the Plan shall be subject to the claims of general creditors of the Company, and may be used for any purpose by the Company.

Notwithstanding the preceding paragraph, the Company may at any time transfer assets, including Shares and Acuity Shares, to a trust for purposes of paying all or any part of its obligations under this Plan. However, to the extent provided in the trust only, such transferred amounts shall remain subject to the claims of general creditors of the Company. To the extent that assets are held in a trust when a Participant’s benefits under the Plan become payable, the Plan Administrator shall direct the trustee to pay such benefits to the Participant from the assets of the trust.

9.3 Other Plans. This Plan shall not affect the right of any Executive or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

9.4 Receipt or Release. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company and any Employer, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.5 Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.6 Gender, Tense, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

9.7 Successors and Assigns; Nonalienation of Benefits. This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not (except as provided in Section 6.4) be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to substantially all of the business or assets of the Company to expressly agree to assume and perform this Agreement in the same manner that the Company would be required to perform it.

9.8 Combination With Other Plan. The Plan may be combined or merged with other deferred compensation plans of the Company and the Plan Administrator shall establish the terms and conditions relating to any such merger.

[Execution page follows]

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers, to be effective on the Effective Date.

ZEP INC.

By:	/s/ John K. Morgan

APPENDIX A

PENSION PLAN MAKE-UP CONTRIBUTION CREDIT

(a)	In General – Commencing on the Effective Date (except where such amounts have already been credited under the Prior Plan), the Company shall for each Plan Year during the Make-Up Contribution Period (as defined in subsection (b) below) for each Pension Plan Participant (as defined in subsection (d) below) make a Make-Up Contribution credit (determined in accordance with subsection (b) below) for the benefit of such Pension Plan Participant. The Make-Up Contribution for each Plan Year shall be credited to the Pension Plan Participant’s Make-Up Contribution Subaccount. The Make-Up Contribution Subaccount shall become vested in accordance with the following schedule:

Completed Years of Service	Vested Participants	Forfeited Percentage
Less than 5 years	0	100%
5 or more years	100%	0%

The Make-Up Contribution Subaccount shall be credited with interest at the Prime Rate on each Annual Valuation Date based upon the amount credited to such Subaccount as of the preceding Annual Valuation Date and at such other times, if any, as may be determined by the Plan Administrator. The amounts credited to the Make-up Contribution Subaccount that are part of the Participant’s Pre-Section 490A Account shall be distributed as provided in Section 5.2 and the amounts that are part of the Participant’s Section 409A Account shall be credited to the Retirement Account and distributed as provided in Section 5.1. The Make-Up Contribution for each Plan Year shall be credited on the last day of the Plan Year, unless the Employer elects to make such credit on an earlier date. In order to be eligible to receive the Make-Up Contribution credit for the Plan Year, the Pension Plan Participant must be actively employed on the last day of the Plan Year and complete a Year of Service for such year. Any forfeiture of the credits to a Pension Plan Participant’s Make-Up Contribution Account shall be used to reduce future make-up contribution credits.

(b)

Amount of Make-Up Contribution Credit – (i) The Make-Up Contribution credit for a Pension Plan Participant for the Plan Year shall be equal to the Present Value determined as of January 1, 2003 of the Annual Benefit Loss of the Pension Plan Participant divided by the number of years in the Make-Up Contribution Period, adjusted by the Discount Percentage. The Annual Benefit Loss for a Pension Plan Participant is the difference between (A) the aggregate annual retirement benefit (based upon the assumptions in subsection (b)(ii) below) the Pension Plan Participant was projected to receive at age 62 assuming that the Pension Plan and the 401(k) Plan (as defined in subsection (d) below) continued in operation in accordance with their terms as in effect on December 31, 2002, and (B) the aggregate annual retirement benefit (based upon the assumptions in subsection (b)(ii) below) the Pension Plan Participant was projected to receive at age 62 assuming that the Pension Plan is frozen at January 1, 2003 and the 401(k) Plan was amended effective January 1, 2003 to provide for a match of 60% on

Elective Deferrals up to 6% of the Participant’s Annual Compensation. The Pension Plan Participant’s Make-Up Contribution Period is the period commencing January 1, 2003 and ending on the last day of the Plan Year in which the Pension Plan Participant attains age 62. The Present Value of the Annual Benefit Loss shall be determined by taking the amount of the Annual Benefit Loss on the date the Pension Plan Participant attains age 62 and discounting such amount to January 1, 2003 using an interest rate of 5.12% per year and the mortality table prescribed by the IRS in Rev. Rul. 95-6.

(ii) The Annual Benefit Loss shall be calculated using the following factors and assumptions:

•	A Pension Plan Participant’s service and compensation under the Pension Plan are frozen as of December 31, 2002.

•

The rate of Matching Contributions under the 401(k) Plan is increased effective January 1, 2003 to 60% on Elective Contributions up to 6% of a Participant’s Annual Compensation and the Pension Plan Participant will make sufficient Elective Deferrals to receive the maximum Matching Contributions.

•	A Pension Plan Participant’s Annual Compensation is his or her Annual Compensation for 2000, with an increase rate of 3% per year.

•	Pension Plan Participant’s Matching Contribution Account Balance in the 401(k) Plan as of December 31, 2001, will be projected to age 62 with earnings of 6% per year.

•	401(k) Plan compensation limit of $200,000 applies for 2002 and prior years and will increase by 3% per year.

•	Annuity and lump sum conversions are based upon a 5.12% annual interest rate and the mortality table prescribed by the IRS in Rev. Rul. 95-6.

•

The annual retirement benefit from the 401(k) Plan is based solely upon the Pension Plan Participant’s Matching Contribution Account (adjusted as provided herein) and not the individual’s other accounts under Section 4.1 of the 401(k) Plan.

(iii) The Make-Up Contribution to be credited to a Pension Plan Participant for a Plan Year shall be increased over the amount credited for the prior Plan Year by the Discount Percentage to account for the passage of a year and the related foregone interest earnings potential.

(c)

Change of Eligible Status – If a Pension Plan Participant is treated as a Highly Compensated Employee under the 401(k) Plan for a Plan Year (or would be treated as a Highly Compensated Employee if he were eligible to participate in the 401(k) Plan for such Plan Year), the Pension Plan Participant shall be eligible to receive a Make-Up Contribution credit for such Plan Year. If the Pension Plan Participant who is a Highly Compensated Employee for a Plan Year ceases to be a

Highly Compensated Employee for a subsequent Plan Year, then the Pension Plan Participant shall be ineligible to receive a Make-Up Contribution credit for such later Plan Year. If a Pension Plan Participant ceases to be eligible to participate in the 401(k) Plan for a Plan Year, the Pension Plan Participant shall not be eligible to receive a Make-Up Contribution for such Plan Year.

(d)	Definitions – The following definitions shall apply for purposes of this Appendix A:

(ii) Pension Plan – The Acuity Brands, Inc. Pension Plan, as amended through December 31, 2002.

(iii) Pension Plan Participant – A participant in the Pension Plan on December 31, 2002 who (i) is an active Employee of an Employer on December 31, 2002, (ii) will be considered a Highly Compensated Employee of the Employer for 2003 or in a subsequent Plan Year for which he would be eligible for a Make-Up Contribution, and (iii) is a Participant in the 401(k) Plan for the Plan Year commencing on January 1, 2003 and any subsequent Plan Year for which a Make-Up Contribution credit is to be made

(iv) Discount Percentage – A percentage rate equal to 5.12% per year.

(v) 401(k) Plan – For periods prior to the Effective Date, the Acuity Brands, Inc. 401(k) Plan for Corporate Employees, as amended through December 31, 2002, and for periods after the Effective Date, the Zep Inc. 401(k) Plan, as amended.

(e)	Discretion of Company – The Company shall have the discretion to determine the amount of the Make-Up Contribution for Pension Plan Participants each Plan Year and the Company’s determination of the Make-Up Contribution credit shall be final and binding upon all parties.

(f)	Amendment – This Appendix A may be amended by the Company in accordance with the usual rules for amendment of the Plan in Section 8.1.

APPENDIX B

SERP CONTRIBUTION CREDIT

(a)	In General – Commencing on the Effective Date, the Company shall for each Plan Year during the SERP Contribution Period (as defined in subsection (b) below) for each SERP Plan Participant (as defined in subsection (d) below) make a SERP Contribution credit (determined in accordance with subsection (b) below) for the benefit of such SERP Plan Participant. The SERP Contribution for each Plan Year shall be credited to the SERP Plan Participant’s SERP Contribution Subaccount. The SERP Contribution Subaccount shall at all times be fully vested and nonforfeitable. The amounts credited to a Participant’s SERP Contribution Subaccount shall be credited with interest at the Prime Rate. The SERP Contribution Subaccount shall be distributed in accordance with Section 5.1(b) in the same manner as the Participant’s Retirement Account. The SERP Contribution for each Plan Year shall be credited on the last day of the Plan Year, unless the Employer elects to make such credit on an earlier date. In order to be eligible to receive the SERP Contribution credit for the Plan Year, the SERP Plan Participant must be actively employed on the last day of the Plan Year and complete a Year of Service for such year.

(b)	Amount of SERP Contribution Credit – The SERP Contribution Credit for a SERP Plan Participant for any Plan Year beginning in such Participant’s SERP Contribution Period shall be an amount determined annually as of the Determination Date which shall be the last day of such Plan Year or, if earlier, the last day of the SERP Contribution Period. The amount of such SERP Contribution Credit as of any Determination Date shall be equal to the Present Value of the Annual Benefit Loss. Such Annual Benefit Loss as of any Determination Date shall be equal to any increase in such Participant’s accrued benefit from the previous Determination Date (or, for the December 31, 2007 SERP Contribution Credit, any increase in the accrued benefit from October 31, 2007) that the SERP Plan Participant would receive at age 60 assuming that the SERP Plan Participant continued to participate in the Acuity Brands SERP (as defined in subsection (d) below) in accordance with its terms as in effect on the Effective Date during his employment with the Company (and his compensation and service with the Company continued to be credited under the Acuity Brands SERP). The Participant’s SERP Contribution Period is the period commencing on the Effective Date and ending on the earlier of the date of the Participant’s Termination of Employment, date of the Participant’s Death or the last day of the Plan Year in which the SERP Plan Participant attains age 60. The Present Value of the Annual Benefit Loss as of any Determination Date shall be determined by taking the present value amount of such Annual Benefit Loss on the date the SERP Plan Participant attains age 60 and discounting such amount to the Determination Date using an interest rate of 6.0% per year.

(ii) The Annual Benefit Loss shall be calculated using the following factors and assumptions:

•

A SERP Plan Participant’s Average Annual Compensation and Years of Credited Service (as defined in the Acuity Brands SERP), determined as if the SERP Plan Participant’s compensation and service with the Company continued to be credited under the Acuity Brands SERP (determined in a good faith manner by the Plan Administrator).

•	The other provisions of the Acuity Brands’ SERP, as in effect on the Effective Date, continued to apply to the SERP Plan Participant.

(b)	Discretion of Company – The Company shall have the discretion to determine the amount of the SERP Contribution for SERP Plan Participants each Plan Year and the Company’s determination of the SERP Contribution credit shall be final and binding upon all parties.

(c)	Definitions – The following definitions shall apply for purposes of this Appendix B:

(i) Acuity Brands SERP – The Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, as in effect on the Effective Date

(ii) Effective Date – October 31, 2007

(iii) SERP Plan Participant – John K. Morgan

(e)	Amendment – This Appendix B may be amended in accordance with a written agreement between the SERP Plan Participant and the Company.

APPENDIX C

SUPPLEMENTAL CONTRIBUTION CREDIT

As of the Effective Date, the Company shall make a supplemental contribution credit to the Account of William A. Holl in the amount of $            . The supplemental contribution credit pursuant to this Appendix C shall be (i) credited to his Retirement Account, (ii) fully vested and nonforfeitable at all times, (iii) distributed in accordance with Section 5.1, and (iv) credited with earnings in the same manner as amounts credited to his Supplemental Subaccount.